Exhibit 99.1

[logo]

CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Kelviz Lim
Leslie Richardson, Financial Writer	86-10-5962-1220
646-213-1915
crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Agritech, Inc. Announces Third Quarter 2007 Results

•	Revenue increases 52.5% to a Company record $11.6 million
•	Net income increases 130.8% to $2.6 million

BEIJING, China, November 15, 2007 -- China Agritech, Inc. (OTC BB: CAGC) (“China Agritech” or “the Company”), a leading manufacturer of liquid organic fertilizer and other fertilizer products in China, today announced its financial results for the third quarter ended September 30, 2007.

Third Quarter Highlights

•	Revenue increased 52.5% year-over-year to a company record $11.6 million
•	Gross profit increased 54.0% to year-over-year a company record $6.2 million
•	Net income increased 130.8% year-over-year to $2.6 million
•	Established strategic alliance and signed $7.8 million liquid fertilizer contract with Sinochem Fertilizer Co., Ltd. (“Sinochem Fertilizer”)
•	Completed $15 million private placement financing

Third Quarter 2007 Results

“We are pleased to see both record revenue and gross profit during the third quarter as we rebounded from the impact of the unusual weather conditions in China earlier this year,” commented Mr. Yu Chang, Chief Executive Officer of China Agritech. “During the quarter, we establish a strategic alliance with China’s largest fertilizer distributor, Sinochem Fertilizer. We believe our relationship with Sinochem Fertilizer will contribute to China Agritech penetrating new geographic markets within China as well as our long-term revenue and net income growth.”

Revenue for the third quarter of 2007 climbed 52.5% to $11.6 million, from $7.6 million in the third quarter of 2006. The primary growth in revenue during the quarter was due to a new distributor in northeastern China purchasing 499 metric tons of liquid fertilizer for a total of $3.0 million. Revenue contribution from the Beijing and Anhui facilities was 9%, up 72% from the second quarter of 2007.

Gross profit for the third quarter of 2007 was $6.2 million, up 54.0% from $4.0 million in the third quarter of 2006. Gross margin was 53.3%, compared to 52.8% in the same period a year earlier. Gross margin for the quarter benefited from a slight reduction in packaging costs.

Selling expenses during the quarter were $0.8 million, or 7.1% of revenue, up 21.4% from $0.7 million, or 8.9% of revenue, in the third quarter 2006. The increase in selling expenses is attributed to the additional selling and marketing expenses incurred for the new facilities Beijing, Anhui, Chongqing and Xinjiang.

General and administrative expenses during the quarter were $0.7 million, or 6.4% of revenue, compared to $1.1 million, or 14.2% of revenue, in the same period of 2006. The decrease in administrative expenses is attributed to start-up costs associated with the new factories and headquarters and the accrual of certain bad debt allowances in third quarter 2006, which did not occur in third quarter of 2007.

Income from operations was $4.6 million, up 104.8% from $2.3 million in the same period of 2006. Operating margin for the quarter was 39.8% compared to 29.7% in the third quarter of 2006.

Net income for the third quarter of 2007 was $2.6 million, up 130.8% from $1.1 million in the third quarter of 2006. Fully diluted earnings per share were $0.10 for the third quarter of 2007 compared to fully diluted earnings per share of $0.06 for the same period a year earlier. Weighted average fully-diluted outstanding shares for the third quarter of 2007 increased to 24,436,550 compared to weighted average fully-diluted outstanding shares of 19,143,615 in the third quarter of 2006, as the result of an additional 5,556,000 shares of common stock issued in a private placement in July 2007.

Nine Month Financial Results

For the first nine months of 2007, revenue increased to $30.1 million, up 27.9% from $23.5 million in the first nine months of 2006. Gross profit increased 34.6% in the first nine months of 2007 to $16.4 million from $12.2 million in the comparable period a year ago. Gross margin was 54.7% in the first nine months of 2007 compared to 51.9% in the first nine months of 2006. Income from operations increased 54.1% to $12.5 million compared to $8.1 million in the same period a year ago. Net income for the first nine months of 2007 was $7.1 million, or $0.34 per fully diluted share, up 68.1% from $4.2 million, or $0.23 per fully diluted share, in the first nine months of 2006.

Financial Condition

As of September 30, 2007, China Agritech had $13.7 million in cash, restricted cash and cash equivalents, working capital of $48.3 million (of which $2.0 million is restricted or held in escrow) and no long-term debt. Days sales outstanding for the third quarter 2007 was 203 days, compared to 189 days in the third quarter 2006. Shareholders’ equity stood at $48.9 million as of September 30, 2007, up from $26.9 million as of December 31, 2006.

Subsequent Event

On October 9, 2007, China Agritech signed a contract with Sinochem Fertilizer Co., Ltd. (Sinochem Fertilizer) to deliver a minimum of 1,000 metric tons of its liquid organic fertilizer “Green Vitality” over the next twelve months. The order is expected to contribute $7.8 million to China Agritech’s revenue over the term of the contract.

China Agritech has engaged Ernst & Young to assist the Company in becoming SOX 404 compliant.

Business Outlook

Through China Agritech’s strategic alliance with Sinochem, the Company expects that it will accelerate its geographic expansion throughout China, specifically in the central and southern regions. The agriculture season is year round in the southern region with the strongest growing season from the second through fourth calendar quarters, while in the central and northern regions the majority of the growing season occurs during the second and third calendar quarters. As a result, the geographic expansion should minimize the impact of seasonal fluctuation on revenue and net income.

China Agritech is expanding its product line to include the production of organic granular fertilizer at or near each of its four new factories. Total capacity is expected to be 200,000 metric tons in 2008. The Company completed the site selection and has ordered the equipment for the facilities in Beijing, Heilongjiang, and Xinjiang. China Agritech expects the equipment to be delivered and installed by late November or beginning of December, 2007. China Agritech is evaluating the location of the fourth granular fertilizer facility. Capital expenditures for the rest of 2007 are expected to be $6.0 million. China Agritech expects revenue for the year-end 2007 to be in the range of $38.0 and $40.0 million, down from its previous guidance of $46.0 to $48.0 million. The Company reaffirms its previous guidance for year-end 2007 net income to be in the range of $8.4 to $8.6 million.

“We have made tremendous progress this quarter in expanding our market penetration and bringing our organic granular fertilizer production online. The market opportunity remains robust for organic and pollution-free produce as consumers are demanding healthy food and the government is encouraging farmers to implement sustainable agricultural production,” concluded Mr. Chang. “We also expect the collaboration with Sinochem Fertilizer will accelerate our market expansion as China Agritech seeks to become a leading organic fertilizer company China.”

Conference Call Information

Management will conduct a conference call to discuss China Agritech’s third quarter financial results and provide a corporate overview. The conference call will take place at 9:00 am EST on Thursday, November 15, 2007. Hosting the call will be Mr. Kelviz Lim Kok Siak, Vice President of Finance, joined by Mr. Yu Chang, Chief Executive Officer of China Agritech. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial 617-801-9702. The pass code for the call is 868 437 44. If you are unable to participate in the call at this time, a replay will be available on Thursday, November 15, 2007 at 11:00 a.m. ET, through Thursday, November 22, 2007. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the conference ID number 49932500. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech’s website for 90 days.

About China Agritech

China Agritech is engaged in the development, manufacturing and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The Company is currently in the process of expanding its production facilities to include organic granular fertilizer. China Agritech has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in fourteen provinces throughout northern, central and southern China. For more information visit www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

--financial tables below---

CHINA AGRITECH, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$13,697,914	$6,430,009
Restricted cash	37,302	100,028
Account held in escrow account	2,000,000	-
Accounts receivable, net	30,172,419	12,239,073
Inventories	5,802,349	1,322,244
Advances to suppliers	488,244	8,038,974
Prepayments and other receivables	493,136	382,463

Total Current Assets	52,691,363	28,512,791

Property, Plant, And Equipment, Net	3,717,358	2,514,123

Total Assets	$56,408,721	$31,026,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$241,599	$108,886
Accrued liabilities and other payables	1,976,851	871,495
Amount due to related parties	22,545	954
Taxes payable	2,190,866	1,028,885

Total Current Liabilities	4,431,861	2,010,220

Minority Interests	3,153,402	2,160,575

Commitments

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699.615 shares issued and outstanding as of September 30, 2007 and 19,143,615 shares issued and outstanding as of December 31, 2006	24,700	19,144
Additional paid in capital	26,149,455	12,619,049
Statutory reserve	3,987,261	2,790,916
Accumulated other comprehensive income	1,955,716	601,288
Retained earnings	16,706,326	10,825,722

Total Stockholders' Equity	48,823,458	26,856,119

Total Liabilities and Stockholders' Equity	$56,408,721	$31,026,914

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTH AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	THREE MONTH PERIODS ENDED SEPTEMBER 30,		NINE MONTH PERIODS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Net sales	$11,595,798	$7,601,819	$30,074,430	$23,522,609
Cost of sales	5,415,761	3,589,872	13,631,864	11,307,639
Gross profit	6,180,038	4,011,947	16,442,566	12,214,970

Selling expenses	824,695	679,211	2,229,481	1,840,740
General and administrative expenses	736,424	1,076,929	1,748,581	2,286,372
Total operating expenses	1,561,119	1,756,140	3,978,062	4,127,112
Income from operations	4,618,918	2,255,807	12,464,504	8,087,858
Other income (expense)
Other (expense) income	(78,298)	(6,854)	(46,417)	(39,143)
Finance income (expense)	(1,211)	(11,654)	(3,137)	(1,813)
Total other income (expense)	(79,509)	(18,508)	(49,554)	(40,956)
Income before income taxes and minority interest	4,539,410	2,237,299	12,414,950	8,046,902
Provision for income taxes	1,648,340	938,523	4,452,532	3,188,858
Income before minority interests	2,891,070	1,298,776	7,962,418	4,858,044
Minority interests	333,392	190,550	885,469	647,688
Net income	$2,557,677	$1,108,226	$7,076,949	$4,210,356
Other comprehensive income
Foreign currency translation adjustment	522,655	455,463	1,354,428	367,329
Comprehensive income	$3,080,333	$1,563,689	$8,431,377	$4,577,685
Basic weighted average shares outstanding	24,397,658	19,143,615	20,914,208	18,614,203
Basic net earnings per share	$0.10	$0.06	$0.34	$0.23
Diluted weighted average shares outstanding	24,436,550	19,143,615	20,954,725	18,614,203
Diluted net earning per shares	$0.10	$0.06	$0.34	$0.23

CHINA AGRITECH, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	2007	2006

Cash flows from operating activities:
Net income	$7,076,949	$4,210,356
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	51,484	2,398
Minority Interest	885,469	647,688
Depreciation	259,542	90,471
Provision for doubtful debts	-	-
Decrease (increase) in current assets:
Restricted cash	62,944	95,598
Accounts receivable	(17,070,111)	(439,351)
Other receivable	(66,012)	(8,454,017)
Inventory	(4,033,019)	139,423
Advances to suppliers	7,717,799	(822,746)
Prepaid expenses	(86,176)	643,490
Advances from shareholders	22,507	(162,996)
Increase (decrease) in current liabilities:
Accounts payable	(157,478)	1,450,674
Other payable	736,890
Tax payable	1,096,563	458,853
Accrued expenses	313,970	130,554
Net cash used in operating activities	(3,188,677)	(2,009,605)

Cash flows from investing activities:
Acquisition of property & equipment	(1,459,705)	(1,267,032)
Construction in progress	(3,009)	-
Net cash used in investing activities	(1,462,714)	(1,267,032)

Cash flows from financing activities:
Amount held in escrow account	(2,000,000)	-
Issuance of shares for cash	13,484,478	11,081,575
Net cash provided by financing activities	11,484,478	11,081,575

Effect of exchange rate change on cash and cash equivalents	428,879	79,523

Net increase in cash and cash equivalents	7,261,965	7,884,461

Cash and cash equivalents, beginning of year	6,430,009	249,823

Cash and cash equivalents, end of year	$13,691,974	$8,134,284

Supplement disclosure of cash flow information:
Interest expense paid	$-	$-
Income taxes paid	$3,595,008	$2,823,332